UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): June 10, 2015

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36247	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093

(Address of principal executive offices)

Telephone – (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Cash Bonuses

On June 10, 2015, the Compensation Committee awarded a cash bonus to each of John Brda, Willard McAndrew and Roger Wurtele of $150,000, $150,000 and $90,000, respectively, representing 50% of each individual’s 2014 salary, provided these bonuses will accrue unpaid until such time as management believes there is adequate cash for such payment.

Stock Option Awards

On June 11, 2015, the Compensation Committee granted new stock option awards to its executive officers, as follows: (i) 3,000,000 stock options to John Brda, President and Chief Executive Officer; (ii) 3,000,000 stock options to Willard McAndrew, Chief Operating Officer; and (iii) 1,500,000 stock options to Roger Wurtele, Chief Financial Officer.  The options were granted under our 2015 Stock Option Plan which plan was approved by the Board of Directors on June 10, 2015 and will be presented for approval to our stockholders at the upcoming 2015 annual meeting.  The options will have a term of five years and will have an exercise price of $1.57 per share (which is the closing price of our common stock on the date of grant).  The options will be subject to a two-year vesting schedule with one-half vesting immediately (subject to stockholders approving the 2015 Stock Option Plan), one-fourth vesting after one year of the grant date, and the remaining one-fourth vesting after the second year, provided however that the options will be subject to earlier vesting under certain events set forth in the 2015 Stock Option Plan, including without limitation a change in control.  Further, the options cannot be exercised prior to obtaining stockholder approval of the 2015 Stock Option Plan, and the options will be cancelled if stockholder approval is not obtained.

Employment Agreements

On June 16, 2015, we entered into new five-year employment agreements with each of John Brda, Willard McAndrew and Roger Wurtele.  Under the new agreements, which replace and supersede their prior employment agreements, each individual’s salary was increased by 25%, so that the salaries of Messrs. Brda, McAndrew and Wurtele are $375,000, $375,000 and $225,000, respectively, provided these salary increases will accrue unpaid until such time as management believes there is adequate cash for such increases.  Each individual will be eligible for a bonus, at the Compensation Committee’s discretion, of up to two times his salary and be eligible for any additional stock options, as deemed appropriate by the Compensation Committee.  Each agreement provides that if we (or our successor) terminate the employee upon the occurrence of a change in control, the employee will be paid in one lump sum his salary and any bonus or other amounts due through the end of the term of the agreement.  Each employment agreement has a covenant not to compete.

Reference is also made to the employment agreements included as exhibits 10.1, 10.2 and 10.3 to this current report, the disclosure in which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

Exhibit 10.1	Employment Agreement with John A. Brda
Exhibit 10.2	Employment Agreement with Willard G. McAndrew
Exhibit 10.3	Employment Agreement with Roger Wurtele

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: June 16, 2015	By: /s/ John Brda
John Brda
President and Chief Executive Officer